EXHIBIT 21.1

SUBSIDIARIES OF COMMERCIAL VEHICLE GROUP, INC.

	Entity	Jurisdiction

1.	Trim Systems, Inc.	Delaware

2.	Trim Systems Operating Corp.	Delaware

3.	CVG International Holdings, Inc.	Barbados

4.	CVG Vehicle Components (Shanghai) Co., Ltd.	China

5.	CVS Holdings Limited	United Kingdom

6.	Commercial Vehicle Systems Limited	United Kingdom

7.	Bostrom Limited	United Kingdom

8.	Bostrom Investments Limited	United Kingdom

9.	Bostrom International Limited	United Kingdom

10.	KAB Seating AB	Sweden

11.	KAB Seating PTY. LTD.	Australia

12.	KAB Seating SA	Belgium

13.	National Seating Company	Delaware

14.	KAB Seating Limited	United Kingdom

15.	CVS Holdings, Inc.	Delaware

16.	Sprague Devices, Inc.	Delaware

17.	CVG Management Corporation	Delaware

18.	CVG Logistics, LLC	Delaware

19.	Mayflower Vehicle Systems, LLC	Delaware

20.	T.S. Mexico S. de R. L. de C.V.	Mexico

21.	Monona Corporation	Delaware

22.	Monona Wire Corporation	Iowa

23.	Monona (Mexico) Holdings LLC	Illinois

24.	MWC de Mexico S. de R.L. de C.V.	Mexico

25.	EMD Servicious, S.A. de C.V.	Mexico

26.	Cabarrus Plastics, Inc.	North Carolina

27.	CVG European Holdings, LLC	Delaware

28.	CVG International GP	Bermuda

29.	C.I.E.B. Kahovec, spol. s.r.o.	Czech Republic

30.	CVG Czech Management, s.r.o.	Czech Republic

31.	CVG Global s.a.r.l.	Luxembourg

32.	CVG Czech I s.r.o.	Czech Republic

33.	PEKM Kabeltechnik s.r.o.	Czech Republic

34.	CVG Ukraina	Ukraine

35.	CVG Oregon, LLC	Delaware

36.	CVG CS LLC	Delaware

37.	Comercial Vehicle Group Mexico S. de R.L. de C.V.	Mexico

38.	CVG AR LLC	Delaware

39.	CVG Alabama, LLC	Delaware

40.	CVG Vehicle Components (Beijing) Co., Ltd.	China

41.	CVG Seating India Private Limited	India